Exhibit 99.1

Dell Driving Actions to Enhance Competitiveness, Optimize Operations

Company’s Renewed Growth Creates Environment For Greater Efficiency

ROUND ROCK, Texas--(BUSINESS WIRE)--Dell today detailed additional actions in its previously announced program to restore the competitive advantage of the company’s operating model, rationalize its operations and improve profitability and cash flow.

“We believe we have a $3 billion opportunity to drive both productivity and efficiency,” said Michael Dell, Dell’s chairman and CEO. “We’ve analyzed the business and opportunity, so we know – without question – where our priorities should be. And as we’ve reignited growth in our business, we’re taking deliberate steps across the company to improve our competitive position.”

The actions Dell will take during Fiscal 2009 and beyond are expected to position the company to further accelerate growth in its five focus areas: global consumer, enterprise, notebooks, small and medium enterprise and emerging countries, while improving profitability and cash returns. As a part of a broader assessment of its global manufacturing and logistics network, the company will close its desktop manufacturing facility in Austin, Texas.

In addition, the company will take further actions to reduce total product costs across all areas, including design, manufacturing and logistics, materials and operating expenses. Dell expects that the initial benefits from these actions will begin to be realized in the second half of this fiscal year. Over the next three years, the company expects to achieve annualized savings of approximately $3 billion, and will use this benefit to strengthen its competitive position and improve profitability. The company also reaffirmed its previously announced plans to reduce global employee headcount by at least 8,800 and related operating expense. In the last nine months of the company’s fiscal 2008, it reduced headcount by 3,200, excluding acquisitions.

“We expect that these actions, along with the continuing rigor we’re applying to operating expense control throughout our operations, will result in an improved, world-class cost structure,” said Don Carty, Dell’s vice chairman and CFO.

The company also announced it is undertaking a strategic assessment of ownership alternatives for its Dell Financial Services financing activities. The assessment will primarily focus on the consumer and small/medium business revolving credit financing receivables and operations in the U.S., but may also include commercial leasing.

“We plan to look at alternatives that will strengthen the product offerings, enhance customer experience and improve DFS’ overall financial services capabilities in the most efficient way,” said Mr. Carty.

The outcome of the assessment will depend on the customer, capital and economic impact of alternative ownership structures. It is possible the assessment will result in no change to the ownership and/or operating structure. The company expects to complete the assessment in Q3 of the current fiscal year.

For more discussion of these actions, visit Dell’s Investor Relations Blog site, www.dell.com/dellshares. Additional details about these initiatives will be provided during the company’s Equity Analyst Meeting and Webcast on Wednesday, April 2 and Thursday, April 3, 2008. The meeting webcast may be viewed at www.Dell.com/investor.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.

Special Note

Statements in this press release that relate to future results and events (including statements about the anticipated success of the restoration of our competitive advantage and our future financial and operating performance) are forward-looking statements based on Dell's current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: general economic, business and industry conditions; our ability to restore our competitive advantage; local economic and labor conditions, political instability, unexpected regulatory changes, trade protection measures, and changes in tax laws; our ability to accurately predict product, customer and geographic sales mix and seasonal sales trends; information technology and manufacturing infrastructure failures; our ability to effectively manage periodic product transitions; any additional issues or matters that may arise from the ongoing SEC investigation; our ability to maintain effective internal controls; our reliance on third-party suppliers for quality product components, including reliance on several single-source or limited-source suppliers; our ability to access the capital markets; litigation and governmental investigations or proceedings; our acquisition of other companies; our ability to properly manage the distribution of our products and services; effective hedging of our exposure to fluctuations in foreign currency exchange rates and interest rates; obtaining licenses to intellectual property developed by others on commercially reasonable and competitive terms; our ability to attract, retain and motivate key personnel; loss of government contracts; expiration of tax holidays or favorable tax rate structures; changing environmental laws; and the effect of armed hostilities, terrorism, natural disasters and public health issues. For a discussion of those and other factors affecting Dell’s business and prospects, see Dell’s periodic filings with the Securities and Exchange Commission.

CONTACT:
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